Exhibit 99.1

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 ◆ Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations Telephone:
920-684-4410 ◆ Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: carl.laurino@manitowoc.com	Email: steve.khail@manitowoc.com

News for Immediate Release

THE MANITOWOC COMPANY APPOINTS CYNTHIA EGNOTOVICH
TO ITS BOARD OF DIRECTORS

MANITOWOC, Wis. – July 25, 2008 – The Manitowoc Company, Inc. (NYSE: MTW) today announced that Cynthia M. Egnotovich has been appointed to its board of directors effective immediately.  Ms. Egnotovich replaces Robert S. Throop who retired from Manitowoc’s board earlier this year after 16 years of dedicated service.

Ms. Egnotovich currently serves as Segment President, Nacelles & Interior Systems for Goodrich Corporation (NYSE: GR). Goodrich is a leading aerospace manufacturer; in 2007, its nacelles and interior systems segment generated about $2.2 billion of its consolidated revenue.

Since joining Goodrich in 1986, Ms. Egnotovich has served in positions of increasing responsibility spanning finance, operations, segment management, and senior management roles. A native of Simpson, Pennsylvania, Cindy holds a bachelor of business administration in accounting from Kent State University and a bachelor of science degree in biology from Immaculata College.

“We are pleased that Cindy Egnotovich has joined the Manitowoc board,” said Glen E. Tellock, Manitowoc’s president and chief executive officer. “She brings a totally new perspective to our board based on her 20+ years of experience in the aerospace industry. Her insights in global manufacturing will be particularly valuable as we continue to grow and diversify Manitowoc beyond its traditional North American markets.”

Ms. Egnotovich will stand for election at Manitowoc’s May 5, 2009 shareholder meeting. As part of her board responsibilities, Ms. Egnotovich will also serve on the Audit Committee.

For more information:

Maurice Jones

Senior Vice President,

General Counsel & Secretary

920-652-1741